Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Investors – InvestorRelations@atlasair.com
Media – CorpCommunications@atlasair.com

Atlas Air Worldwide

Reports First-Quarter Results,

Updates Outlook

•	Results Reflect Global Demand for Airfreight and Impacts of COVID-19 Pandemic
•	Reported Net Income Increased to $23.4 Million
•	Adjusted EBITDA Grew to $121.2 Million and Adjusted Net Income to $29.9 Million
•	Expects 2Q20 Earnings Growth

PURCHASE, N.Y., May 7, 2020 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced first-quarter 2020 net income of $23.4 million, or $0.90 per diluted share, compared with a reported loss of $29.7 million, or $1.15 per diluted share, in the first quarter of 2019.

Reported results in the first quarter of 2020 included an unrealized gain on outstanding warrants of $0.9 million, compared with an unrealized loss on outstanding warrants of $46.6 million in the year-ago period.

On an adjusted basis, EBITDA totaled $121.2 million in the first quarter this year compared with $120.4 million in the first quarter of 2019. Adjusted net income in the first quarter of 2020 totaled $29.9 million, or $1.15 per diluted share, compared with $27.3 million, or $0.98 per diluted share, in the prior-year period.

“Our thoughts are with everyone who has been affected by the COVID-19 pandemic. I would like to thank all of our employees and the frontline responders around the world for their tremendous efforts to combat this crisis,” said Atlas Air Worldwide President and Chief Executive Officer John W. Dietrich.

“As always, safety is our top priority, and we are focused on supporting our pilots and ground staff through this challenging time. We are very fortunate to be able to continue to carry the goods that the world needs.

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“We are taking extensive precautions to safeguard all of our employees and working in close partnership with our pilots and their union leadership to ensure that our operations continue safely.

“We are deep cleaning our aircraft and facilities on a frequent basis, providing safety kits for our ground staff and crewmembers, and implementing many other safety procedures to protect our team, customers and service providers. We are also adjusting routes and schedules to limit exposure to regions that have been more significantly impacted by the pandemic. We have also put in place significant social distancing and other precautionary measures in our offices, including having all employees who can work remotely from home do so.

“We are also pleased to have announced earlier today that, at the company’s offering, we reached an agreement with our pilot unions at Atlas Air and Southern Air for an interim pay increase of 10%, effective May 1. This recognizes the outstanding efforts that our pilots provide every day, and especially in this challenging operating environment. We also remain focused on completing the joint collective bargaining agreement we have been pursuing in connection with our merger between Atlas Air and Southern Air.”

Mr. Dietrich added: “After a slow start, and despite the continual and varying operational challenges and uncertainties related to COVID-19, we ended the quarter with results that exceeded our expectations.

“Our results reflected increased charter cargo demand and higher airfreight yields in March. They also reflect the vital role that Atlas plays in supporting the global economy and our customers by keeping goods moving.

“From parts and components used in manufacturing processes to finished products, food, pharmaceuticals, supplies and other cargo, businesses and individuals count on Atlas.

“And we are grateful to be able to provide relief to businesses and communities in the fight against COVID-19. In addition to our commercial operations, we donated services to transport critical personal protective equipment and other necessary supplies to affected areas. We have also made several charitable contributions to organizations that help those in need.

“The strong demand for airfreight has carried into the second quarter. To meet that demand, we reactivated three of our 747 converted freighters that had been parked, and began operating a 777F that was previously in our dry-leasing business.

“At the same time, we are mindful of the evolving and uncertain environment and the importance of prudent financial management. We are taking actions to reduce costs and enhance liquidity, including significantly reducing discretionary spending, limiting our hiring for certain positions and selling nonessential assets.”

Mr. Dietrich continued: “With an exceptionally talented team of employees, a strong balance sheet, and a diversified portfolio of assets and services, Atlas continues to be well-positioned to adjust to market conditions, navigate through the current pandemic, and leverage the scale of our operations to further capitalize on business opportunities.

“We expect the positive trends that we are currently experiencing to continue throughout the remainder of the year, and we expect a majority of our earnings to occur in the second half of this year. The evolving and uncertain environment related to COVID-19 makes it difficult to accurately predict the future impact on our results. As such, we are providing an outlook for the second quarter of 2020, but our full-year 2020 guidance provided on February 20 of this year no longer applies, and we will provide updates as the year progresses.

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“We expect to fly approximately 80,000 block hours in the second quarter of 2020, with revenue of approximately $770 million, and adjusted EBITDA of about $165 million. Excluding the benefit from a refund of excess aircraft rent paid in previous years of approximately $25.0 million, after tax, we anticipate adjusted net income to grow approximately 40% to 50% compared with adjusted net income of $29.9 million in the first quarter of 2020.

“Including the benefit from a refund of excess aircraft rent paid in previous years, we anticipate adjusted net income to more than double compared with the first quarter of this year.”*

First-Quarter Results

Volumes in the first quarter of 2020 totaled 73,247 block hours compared with 77,061 in the first quarter of 2019, with revenue of $643.5 million compared with $679.7 million in the prior-year period.

Lower ACMI segment revenue in the first quarter of 2020 reflected a decrease in flying, primarily driven by the redeployment of 747-400 aircraft to the Charter segment as well as customer flight cancellations caused by the COVID-19 pandemic, partially offset by an increase in 777, 737 and 747-400 CMI flying.

Higher ACMI segment contribution was primarily due to an increase in CMI flying and a reduction in aircraft rent and depreciation, partially offset by the redeployment of 747-400 aircraft to the Charter segment. In addition, segment contribution was negatively impacted by the COVID-19 pandemic, which resulted in customers canceling flights and increased operating costs for us, including premium pay for crews operating in certain areas significantly impacted by the virus.

Higher Charter segment revenue during the period was primarily driven by increased flying, partially offset by a decrease in the average rate per block hour. Block-hour volume growth primarily reflected the strong demand for commercial cargo, driven by a reduction of available capacity in the market and the disruption of global supply chains due to the COVID-19 pandemic, and the redeployment of 747-400 aircraft from the ACMI segment. This was partially offset by lower AMC passenger flying as the military took precautionary measures to limit the movement of personnel. The lower average rate per block hour was primarily related to a reduction in Charter capacity purchased from ACMI customers that had no associated Charter block hours and lower fuel prices, partially offset by an increase in commercial cargo yields (excluding fuel).

Higher Charter segment contribution was primarily driven by an increase in commercial cargo yields (excluding fuel), reflecting a reduction of available capacity in the market and the disruption of global supply chains due to the COVID-19 pandemic. Segment contribution also benefited from lower aircraft rent and depreciation, and the redeployment of 747-400 aircraft from the ACMI segment. These improvements were partially offset by lower AMC passenger demand and increased operating costs, including premium pay for crews operating in certain areas impacted by COVID-19.

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In Dry Leasing, lower segment revenue and contribution in the first quarter of 2020 primarily reflected that the prior-year quarter included $22.3 million ($17.9 million after tax) of revenue from maintenance payments related to the scheduled return of a 777 freighter.

Higher unallocated income and expenses, net, during the quarter primarily reflected an insurance recovery in the first quarter of 2019 and increased amortization of a customer incentive asset.

Reported earnings in the first quarter of 2020 also included an effective income tax expense rate of 27.4%, due mainly to tax expense from the vesting of share-based compensation. On an adjusted basis, our results reflected an effective income tax rate of 24.2%.

Cash and Short-Term Investments

At March 31, 2020, our cash and cash equivalents, short-term investments and restricted cash totaled $235.6 million, compared with $114.3 million at December 31, 2019.

The change in position resulted from cash provided by operating, investing and financing activities.

Net cash provided by investing activities during the first quarter of 2020 primarily related to proceeds from the disposal of aircraft, partially offset by capital expenditures and payments for flight equipment and modifications, including spare engines and GEnx engine performance upgrade kits.

Net cash provided by financing activities during the period primarily related to proceeds from debt refinancing and from our revolving credit facility, partially offset by payments on debt obligations. In March 2020, as a precautionary measure due to the uncertainty from the COVID-19 pandemic, we drew $75.0 million under our revolving credit facility and had $19.8 million of unused availability as of March 31, 2020.

Our ability to continue to service our debt and meet our lease and other obligations as they come due is dependent on our continued ability to generate earnings and cash flows. To mitigate the impact of any continuation or worsening of the COVID-19 pandemic disruptions, we have significantly reduced nonessential employee travel, reduced the use of contractors, limited ground staff hiring, implemented a number of other cost-reduction initiatives and taken other actions, such as the sale of certain nonessential assets. We believe we will generate sufficient liquidity to satisfy our obligations over at least the next twelve months.

Updating Outlook*

We expect the positive trends that we are currently experiencing to continue throughout the remainder of the year, and expect a majority of our earnings to occur in the second half of this year. The evolving and uncertain environment related to COVID-19 makes it difficult to accurately predict the future impact on our results. As such, we are providing an outlook for the second quarter of 2020, but our full-year 2020 guidance provided on February 20 of this year no longer applies, and we will provide updates as the year progresses.

We expect to fly approximately 80,000 block hours in the second quarter of 2020, with revenue of approximately $770 million, and adjusted EBITDA of about $165 million. Excluding the benefit from a refund of excess aircraft rent paid in previous years of approximately $25.0 million (after tax), we anticipate adjusted net income to grow approximately 40% to 50% compared with adjusted net income of $29.9 million in the first quarter of 2020. Including the benefit from a refund of excess aircraft rent paid in previous years, we anticipate adjusted net income to more than double compared with the first quarter of 2020.*

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We expect that earnings in the second quarter will benefit from continued charter demand, including several long-term charter programs at higher yields, driven by a reduction of airfreight capacity, increased demand for transporting goods and the disruption of global supply chains related to COVID-19; a refund of excess aircraft rent paid in previous years; flying the incremental CMI aircraft added to our fleet during 2019; and improved operating efficiencies and cost savings.

We also expect these benefits to be partially offset by higher heavy maintenance expense; lower AMC demand driven by the military’s stop-movement order related to COVID-19; additional costs driven by COVID-19, including crew premium pay; other operational costs, including costs for continuing to provide a safe working environment for our employees; and higher crew costs related to increased pay rates resulting from our recent interim agreement with the pilots.

In addition, the availability of hotels and restaurants, evolving COVID-19-related travel restrictions and health screenings, and cancellations of passenger flights by other airlines or airport closures could further impact our ability to position pilots to operate our aircraft.

The second-quarter outlook also reflects the reactivation of three of our 747 converted freighters that had been previously parked, and our operation of a 777F that was previously in our dry-leasing business driven by the continued strong airfreight demand.

While we are not providing an earnings outlook for the full year of 2020 at this time, we expect a majority of our earnings to occur in the second half of the year. Aircraft maintenance expense in 2020 is expected to total approximately $390 million. Depreciation and amortization is expected to total about $250 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are projected to total approximately $85 to $95 million, mainly for parts and components for our fleet.

We also expect our full-year 2020 adjusted effective income tax rate to be approximately 22.0%.

We provide guidance on an adjusted basis because we are unable to predict, with reasonable certainty, the effects of our outstanding warrant liability and other items that could be material to our reported results.*

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s first-quarter 2020 financial and operating results at 11:00 a.m. Eastern Time on Thursday, May 7, 2020.

Interested parties may listen to the call live at Atlas Air Worldwide’s Investor site or at https://edge.media-server.com/mmc/p/erawj6pw.

For those unable to listen to the live call, a replay will be archived on the Investor site following the call. A replay will also be available through May 14 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 9238139#.

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About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted net income; Adjusted Diluted EPS; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Net income (loss); Diluted EPS; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP. Effective during the three months ended September 30, 2019, we changed our method of calculating Adjusted EBITDA to include Other Non-operating expenses (income) to enhance the usefulness for investors and analysts, and the comparability of the calculation to that of other companies. Prior period amounts have been adjusted for comparability.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

•	Adjusted EBITDA; Adjusted net income; and Adjusted Diluted EPS provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted net income.

•	Adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

•	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

*We provide guidance on an adjusted basis and are unable to provide forward-looking guidance on a U.S. GAAP basis or a reconciliation to the most directly comparable U.S. GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items. The principal item is the impact on our results of our outstanding warrant liability, which are highly dependent on the change in our stock price during the period reported. These items are uncertain, depend on various factors, and could have a material impact on our U.S. GAAP results.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

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Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon; our ability to coordinate with Amazon to accept newly converted aircraft; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; changes in U.S. and foreign government trade policies; economic conditions; the impact of geographical events or health epidemics such as the COVID-19 pandemic; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations with our pilots’ union; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2020 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publically any forward-looking statement to reflect future events or circumstances.

*     *     *

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Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations

(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019

Operating Revenue	$643,502	$679,683

Operating Expenses
Salaries, wages and benefits	147,744	145,474
Aircraft fuel	108,318	106,321
Maintenance, materials and repairs	94,152	103,620
Depreciation and amortization	57,584	64,481
Travel	42,391	45,029
Passenger and ground handling services	31,959	32,160
Navigation fees, landing fees and other rent	31,401	40,216
Aircraft rent	23,967	41,888
Gain on disposal of aircraft	(6,717)	-
Transaction-related expenses	521	2,527
Other	51,112	51,093
Total Operating Expenses	582,432	632,809
Operating Income	61,070	46,874
Non-operating Expenses (Income)
Interest income	(480)	(2,044)
Interest expense	29,275	30,353
Capitalized interest	(193)	(463)
Loss on early extinguishment of debt	-	245
Unrealized (gain) loss on financial instruments	(924)	46,575
Other (income) expense, net	1,206	(2,975)
Total Non-operating Expenses	28,884	71,691
Income (loss) before income taxes	32,186	(24,817)
Income tax expense	8,833	4,893

Net Income (Loss)	$23,353	$(29,710)

Earnings (loss) per share:
Basic	$0.90	$(1.15)
Diluted	$0.90	$(1.15)

Weighted average shares:
Basic	25,966	25,735
Diluted	25,966	25,735

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Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$225,160	$103,029
Short-term investments	-	879
Restricted cash	10,459	10,401
Accounts receivable, net of allowance of $1,182 and $1,822, respectively	274,202	290,119
Prepaid expenses, assets held for sale and other current assets	187,739	228,103
Total current assets	697,560	632,531
Property and Equipment
Flight equipment	4,911,265	4,880,424
Ground equipment	85,163	83,584
Less: accumulated depreciation	(1,026,946)	(977,883)
Flight equipment modifications in progress	62,953	67,101
Property and equipment, net	4,032,435	4,053,226
Other Assets
Operating lease right-of-use assets	215,099	231,133
Deferred costs and other assets	385,170	391,895
Intangible assets, net and goodwill	75,348	76,856
Total Assets	$5,405,612	$5,385,641

Liabilities and Equity
Current Liabilities
Accounts payable	$91,092	$79,683
Accrued liabilities	447,379	481,725
Current portion of long-term debt and finance leases	283,066	395,781
Current portion of long-term operating leases	142,668	141,973
Total current liabilities	964,205	1,099,162
Other Liabilities
Long-term debt and finance leases	2,148,200	1,984,902
Long-term operating leases	357,533	392,832
Deferred taxes	80,933	74,040
Financial instruments and other liabilities	21,991	42,526
Total other liabilities	2,608,657	2,494,300
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 31,483,409 and 31,048,842 shares issued, 26,126,232 and 25,870,876 shares outstanding (net of treasury stock), as of March 31, 2020 and December 31, 2019, respectively	315	310
Additional paid-in-capital	782,517	761,715
Treasury stock, at cost; 5,357,177 and 5,177,966 shares, respectively	(217,705)	(213,871)
Accumulated other comprehensive loss	(2,573)	(2,818)
Retained earnings	1,270,196	1,246,843
Total stockholders’ equity	1,832,750	1,792,179
Total Liabilities and Equity	$5,405,612	$5,385,641

[1]	Balance sheet debt at March 31, 2020 totaled $2,431.3 million, including the impact of $64.2 million of unamortized discount and debt issuance costs of $34.5 million, compared with $2,380.7 million, including the impact of $68.6 million of unamortized discount and debt issuance costs of $35.1 million at December 31, 2019.
[2]	The face value of our debt at March 31, 2020 totaled $2,530.0 million, compared with $2,484.4 million on December 31, 2019.

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Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019

Operating Activities:
Net Income (Loss)	$23,353	$(29,710)

Adjustments to reconcile Net Income (Loss) to net cash provided by operating activities:
Depreciation and amortization	74,352	78,988
Accretion of debt securities discount	(2)	(127)
Provision for expected credit losses	(73)	34
Loss on early extinguishment of debt	-	245
Unrealized (gain) loss on financial instruments	(924)	46,575
Gain on disposal of aircraft	(6,717)	-
Deferred taxes	7,352	4,751
Stock-based compensation	3,860	5,621
Changes in:
Accounts receivable	16,515	9,686
Prepaid expenses, current assets and other assets	(5,476)	(42,309)
Accounts payable and accrued liabilities	(40,393)	(19,985)
Net cash provided by operating activities	71,847	53,769
Investing Activities:
Capital expenditures	(8,291)	(30,584)
Payments for flight equipment and modifications	(26,000)	(57,332)
Proceeds from insurance	-	38,133
Proceeds from investments	881	4,961
Proceeds from disposal of aircraft	44,110	-
Net cash provided by (used for) investing activities	10,700	(44,822)
Financing Activities:
Proceeds from debt issuance	164,000	19,723
Payment of debt issuance costs	(2,386)	(955)
Payments of debt and finance lease obligations	(193,644)	(90,907)
Proceeds from revolving credit facility	75,000	-
Customer maintenance reserves and deposits received	2,586	4,144
Customer maintenance reserves paid	(2,080)	-
Purchase of treasury stock	(3,834)	(9,189)
Net cash provided by (used for) financing activities	39,642	(77,184)
Net increase (decrease) in cash, cash equivalents and restricted cash	122,189	(68,237)
Cash, cash equivalents and restricted cash at the beginning of period	113,430	232,741
Cash, cash equivalents and restricted cash at the end of period	$235,619	$164,504

Noncash Investing and Financing Activities:

Acquisition of flight equipment included in Accounts payable and accrued liabilities	$16,368	$7,752
Acquisition of property and equipment acquired under operating leases	$670	$-
Customer maintenance reserves settled with sale of aircraft	$6,497	$-

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Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Operating Revenue:
ACMI	$278,744	$306,567
Charter	327,629	305,114
Dry Leasing	41,926	69,946
Customer incentive asset amortization	(9,022)	(6,286)
Other	4,225	4,342
Total Operating Revenue	$643,502	$679,683
Direct Contribution:
ACMI	$52,306	$40,006
Charter	50,781	29,133
Dry Leasing	10,698	35,527
Total Direct Contribution for Reportable Segments	113,785	104,666

Unallocated expenses and (income), net	(88,719)	(80,136)
Loss on early extinguishment of debt	-	(245)
Unrealized gain (loss) on financial instruments	924	(46,575)
Transaction-related expenses	(521)	(2,527)
Gain on disposal of aircraft	6,717	-
Income (loss) before income taxes	32,186	(24,817)

Add back (subtract):
Interest income	(480)	(2,044)
Interest expense	29,275	30,353
Capitalized interest	(193)	(463)
Loss on early extinguishment of debt	-	245
Unrealized (gain) loss on financial instruments	(924)	46,575
Other (income) expense, net	1,206	(2,975)
Operating Income	$61,070	$46,874

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different commercial and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income (loss) before income taxes, excluding special charge, transaction-related expenses, nonrecurring items, loss (gain) on disposal of aircraft, loss on early extinguishment of debt, unrealized loss (gain) on financial instruments, gain on investment, and unallocated income and expenses, net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated income and expenses, net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue and other nonoperating costs.

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Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019	Percent Change

Net Income (Loss)	$23,353	$(29,710)	NM
Impact from:
Customer incentive asset amortization	9,022	6,286
Costs associated with transactions[1]	521	2,527
Leadership transition costs	601	-
Certain contract start-up costs[2]	-	369
Noncash expenses and income, net[3]	4,386	4,468
Unrealized (gain) loss on financial instruments	(924)	46,575
Other, net[4]	(6,382)	(3,163)
Income tax effect of reconciling items	(697)	(30)
Adjusted Net Income	$29,880	$27,322	9.4%

Weighted average diluted shares outstanding	25,966	25,735
Add: dilutive warrant[5]	-	1,943
dilutive restricted stock	-	242
Adjusted weighted average diluted shares outstanding	25,966	27,920

Adjusted Diluted EPS	$1.15	$0.98	17.3%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019	Percent Change

Income (loss) before income taxes	$32,186	$(24,817)	NM
Impact from:
Customer incentive asset amortization	9,022	6,286
Costs associated with transactions[1]	521	2,527
Leadership transition costs	601	-
Certain contract start-up costs[2]	-	369
Noncash expenses and income, net[3]	4,386	4,468
Unrealized (gain) loss on financial instruments	(924)	46,575
Other, net[4]	(6,382)	(3,163)
Adjusted income before income taxes	$39,410	$32,245	22.2%
Interest expense, net	24,216	23,851
Other expense, net	1,206	474
Adjusted operating income	$64,832	$56,570	14.6%

Income tax expense	$8,833	$4,893
Income tax effect of reconciling items	(697)	(30)
Adjusted income tax expense	9,530	4,923
Adjusted income before income taxes	$39,410	$32,245
Adjusted effective tax expense rate	24.2%	15.3%

12

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019	Percent Change

Net Income (Loss)	$23,353	$(29,710)	NM
Interest expense, net	28,602	27,846
Depreciation and amortization	57,584	64,481
Income tax expense	8,833	4,893
EBITDA	118,372	67,510
Customer incentive asset amortization	9,022	6,286
Costs associated with transactions[1]	521	2,527
Leadership transition costs	601	-
Unrealized (gain) loss on financial instruments	(924)	46,575
Other, net[4]	(6,382)	(2,534)
Adjusted EBITDA	$121,210	$120,364	0.7%

[1]	Costs associated with transactions in 2020 primarily related to costs associated with our acquisition of Southern Air. Costs associated with transactions in 2019 primarily related to a customer transaction with warrants and other costs associated with our acquisition of Southern Air.

[2]	Certain contract start-up costs in 2019 represented unique training-aircraft costs required for a new customer contract.

[3]	Noncash expenses and income, net, in 2020 and 2019 primarily related to amortization of debt discount on convertible notes.

[4]	Other, net in 2020 primarily related to a $6.7 million net gain on the sale of aircraft, costs associated with the refinancing of debt and accrual for legal matters and professional fees. Other, net in 2019 primarily related to a net insurance recovery, loss on early extinguishment of debt and accrual for legal matters and professional fees

[5]	Dilutive warrants in 2019 represent potentially dilutive common shares related to warrants issued to a customer. These warrants are excluded from Diluted EPS prepared in accordance with GAAP when they would have been antidilutive.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019

Net Cash Provided by Operating Activities	$71,847	$53,769
Less:
Capital expenditures	8,291	30,584
Capitalized interest	193	463
Free Cash Flow[1]	$63,363	$22,722

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

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Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2020	March 31, 2019	(Decrease)

Block Hours
ACMI	54,379	59,780	(5,401)
Charter	18,265	16,660	1,605
Cargo	13,539	11,479	2,060
Passenger	4,726	5,181	(455)
Other	603	621	(18)
Total Block Hours	73,247	77,061	(3,814)

Revenue Per Block Hour
ACMI	$5,126	$5,128	$(2)
Charter	$17,938	$18,314	$(376)
Cargo	$17,502	$17,976	$(474)
Passenger	$19,184	$19,063	$121

Average Utilization (block hours per day)
ACMI[1]	7.7	8.6	(0.9)
Charter
Cargo	7.7	8.0	(0.3)
Passenger	5.3	6.5	(1.2)
All Operating Aircraft[1,2]	7.6	8.4	(0.8)

Fuel
Charter
Average fuel cost per gallon	$2.00	$2.22	$(0.22)
Fuel gallons consumed (000s)	54,279	47,872	6,407

[1]	ACMI and All Operating Aircraft averages in the first quarter of 2020 reflect the impact of increases in the number of CMI aircraft and amount of CMI flying compared with the same period of 2019.

[2]	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

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Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/
	March 31, 2020	March 31, 2019	(Decrease)
Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	9.0	9.0	-
747-400 Cargo	12.9	17.6	(4.7)
747-400 Dreamlifter	3.6	3.6	-
777-200 Cargo	8.0	6.0	2.0
767-300 Cargo	24.0	25.6	(1.6)
767-200 Cargo	9.0	9.0	-
737-800 Cargo	5.0	-	5.0
737-400 Cargo	5.0	5.0	-
767-200 Passenger	1.0	1.0	-
Total	77.5	76.8	0.7
Charter
747-8F Cargo	1.0	1.0	-
747-400 Cargo	18.3	15.0	3.3
747-400 Passenger	5.0	4.0	1.0
767-300 Passenger	4.8	4.9	(0.1)
Total	29.1	24.9	4.2
Dry Leasing
777-200 Cargo	7.0	8.0	(1.0)
767-300 Cargo	21.0	21.6	(0.6)
757-200 Cargo	0.5	1.0	(0.5)
737-300 Cargo	1.0	1.0	-
737-800 Passenger	0.6	1.0	(0.4)
Total	30.1	32.6	(2.5)
Less: Aircraft Dry Leased to CMI customers	(21.0)	(23.6)	2.6
Total Operating Average Aircraft Equivalents	115.7	110.7	5.0

Out of Service[2]	5.4	-	5.4

1 ACMI average fleet excludes spare aircraft provided by CMI customers.

2 Out-of-service includes aircraft that are either temporarily parked or held for sale.

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